Exhibit 14.1
MORPHIC HOLDING, INC.
CODE OF CONDUCT AND ETHICS
As adopted June 10, 2019
As Amended December 1, 2023

I.INTRODUCTION

Morphic Holding, Inc., a Delaware corporation (collectively with its subsidiaries, the “Company”) has adopted this Code of Conduct and Ethics (this “Code”) to set high standards of ethical business conduct and provide guidance applicable to every Covered Person (as defined below). Covered Persons should note that the Company has additional policies that cover other specific topics that they should also read and familiarize themselves with. These additional policies include, among others, the Company’s:
Anti-Corruption Policy;
Corporate Communications Policy;
Social Media Policy;
Related-Party Transactions Policy; and
Whistleblower and Complaint Policy.
The Company may modify or update these more specific policies and procedures from time to time and adopt new Company policies and procedures in the future.

A.Scope

This Code shall apply to every member (each, a “director” and collectively, the “directors”) of the Board of Directors (the “Board”), officer and employee of the Company, as well as any contractors or consultants that are contractually obligated to comply with this Code (collectively, “Covered Persons”).

Nothing in this Code is intended to alter the existing legal rights and obligations of the Company or any Covered Person, including “at will” employment arrangements or the terms of any employment-related agreements.

B.Responsibility

It is every Covered Person’s responsibility to read and understand this Code, and to use it as a guide to the performance of his or her responsibilities for the Company. This Code cannot address every ethical issue or circumstance that may arise, so, in complying with the letter and spirit of this Code, Covered Persons must apply common sense, together with high personal standards of ethics, honesty and accountability, in making business decisions where this Code has no specific guideline. In complying with this Code, Covered Persons should also consider the conduct of their family members and others who live in their household.

The Company expects all of its directors, executives, managers and other supervisory personnel to help foster a sense of commitment to this Code, and to foster a culture of fairness, honesty and accountability within the Company. The Company also expects such personnel to ensure that the Company’s agents and contractors conform to the standards of this Code when working on the Company’s behalf.

C.Compliance

Any Covered Person that needs help understanding this Code or how it applies to conduct in any given situation should contact his or her supervisor or the Company’s Compliance Officer. The Company has

designated the Company’s General Counsel as its Compliance Officer (the “Compliance Officer”). In the event of the General Counsel’s unavailability, the Company’s Chief Executive Officer (or President, in the Chief Executive Officer’s unavailability), shall be authorized to serve as the Compliance Officer in the interim.

Covered Persons should also be alert to possible violations of this Code by others and should report suspected violations, without fear of any form of retaliation, as described in Section XVI

II.APPLICABLE DOCUMENTS

This Code is intended to supplement and not to replace existing Company policies and procedures, as they may exist from time to time.

III.GENERAL LEGAL AND ETHICAL OBLIGATIONS

A.Legal Compliance

The Company’s success depends upon each Covered Person performing his or her Company duties in compliance with applicable laws and in cooperation with governmental authorities. It is essential that Covered Persons know and understand the legal and regulatory requirements that apply to the Company’s business and to their specific area of responsibility. While Covered Persons are not expected to have complete mastery of these laws, rules and regulations, they are expected to be able to recognize situations that require them to consult with others to determine the appropriate course of action. To address questions in the area of legal compliance, Covered Persons should approach their supervisor or the Compliance Officer immediately. A few specific areas of legal compliance are discussed in greater detail below.

(a)Patient Safety, Product Candidate Quality, Adverse Event Reporting

Covered Persons must ask questions or report concerns regarding product candidate quality or safety, including concerns related to research and development activities or good manufacturing practices to the Compliance Officer. Additionally, Covered Persons must promptly report any adverse events of which they become aware, regardless of how, where or when they learned the information.
(b)Clinical Trials
The Company complies with all laws and regulations related to the conduct of clinical trials. The Company also discloses and communicates its scientific data and results in a timely and accurate manner, including listing clinical trial protocols on the www.ClinicalTrials.gov website. It is important that the information Covered Persons disclose and review is accurate. If a Covered Person becomes aware of any inaccuracies or other factors that could make the disclosed information misleading, such employee should notify his or her manager or the Compliance Officer immediately. Similarly, if a Covered Person becomes aware of any misconduct or non-compliance with applicable laws occurring in connection with any of the Company’s studies or trials, such Covered Person should notify his or her manager the Compliance Officer.
(c)Regulatory Compliance

The Company operates in a highly regulated environment. The agencies that regulate the Company’s business include the U.S. Food and Drug Administration, and many other federal, state and local agencies. Covered Persons must comply with the regulatory requirements of these agencies to the extent applicable to the Company’s activities, and are expected to take an active role by being knowledgeable about all applicable laws and regulations, attending trainings, and requesting information. Please immediately report regulatory violations, suspected regulatory violations, or potentially harmful or dangerous conditions to the Compliance Officer.
(d)Unlawfully Obtaining Business Intelligence

Gathering information about the Company’s competitors, often called competitive intelligence, is a legitimate business practice. It helps the Company stay competitive. However, the Company must always obtain business intelligence appropriately from legitimate sources. Covered Persons must not steal or unlawfully use the information, material, products, intellectual property or proprietary or confidential information of others, including that of business partners and collaborators. These rules also apply to vendors and other partners the Company retains.
Legal compliance is only a part of the Company’s ethical responsibility, however, and should be viewed as the minimum acceptable standard of conduct. The Company strives to act with the utmost integrity, not just in its most important corporate decisions, but also in the actions taken every day by its employees and directors. Ethical conduct is a high ideal, but often just means exercising common sense and sound judgment. Acting ethically will help the Company become a better company, a better partner for other companies, and a better corporate citizen.

B.International Business Laws

Covered Persons are expected to comply with all applicable laws wherever they travel on Company business, including laws prohibiting bribery, corruption or the conduct of business with specified individuals, companies or countries. The Company also expects Covered Persons to continue to comply with the United States (“U.S.”) laws, rules and regulations governing the conduct of business by U.S. citizens and corporations outside the U.S.

These U.S. laws, rules and regulations, which extend to all of the Company’s activities outside the U.S., include:

•The Foreign Corrupt Practices Act, which prohibits any corrupt offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value (made directly or through intermediaries) to any foreign official, or foreign political party, candidate or official, in order to obtain or retain business for anyone or direct business to anyone, and requires the maintenance of accurate books of account, with all company transactions being properly recorded;
•U.S. embargoes, which restrict or, in some cases, prohibit U.S. persons, corporations and, in some cases, foreign subsidiaries from doing business with certain countries, groups or individuals;
•Export controls, which restrict travel to designated countries or prohibit or restrict the export of goods, services and technology to designated countries, identified persons or entities from the U.S., or the re-export of U.S.-origin goods from the country of original destination to such designated countries or identified companies or entities; and
•Anti-boycott compliance, which prohibits U.S. companies from taking any action that has the effect of furthering any unsanctioned boycott of a country friendly to the U.S.

For additional information, please see the Company’s Anti-Corruption Policy. Covered Persons are responsible for ensuring that they understand the applicable laws and the Company’s Anti-Corruption Policy. Covered Persons who have questions as to whether an activity is restricted or prohibited should contact the Compliance Officer before taking any action.

C.Money-laundering and Third-party Payments

The Company is committed to complying fully with all anti money-laundering and antiterrorism laws throughout the world. Money-laundering occurs when individuals or organizations attempt to conceal illicit funds or make such funds look legitimate. If Covered Persons are requesting payments to vendors or potential vendors, or are monitoring payments the Company receives, they must flag suspicious activity. The following examples may be indications of potential money-laundering:
•Attempts to make large cash payments;
•Payments by or to someone who is not a party to the relevant contract;
•Requests to pay more than provided for in the relevant contract;
•Payments made in currencies other than those specified in the relevant contract; and

•Payments from an unusual, non-business account.

D.Lawsuits and Legal Proceedings

The Company complies with all laws and regulations regarding the preservation of records.

Lawsuits, legal proceedings, and investigations concerning the Company must be handled promptly and properly. An Covered Person must approach the Company’s Compliance Officer immediately if he or she receives a court order or a court issued document, or notice of a threatened lawsuit, legal proceeding, or investigation. A legal hold suspends all document destruction procedures in order to preserve appropriate records under special circumstances, such as litigation or government investigations. When there is a “legal hold” in place, Covered Persons may not alter, destroy, or discard documents relevant to the lawsuit, legal proceeding or investigation. The Compliance Officer determines and identifies what types of records or documents are required to be placed under a legal hold and will notify Covered Persons if a legal hold is placed on records for which they are responsible. If a Covered Person is involved on the Company’s behalf in a lawsuit or other legal dispute, he or she must avoid discussing it with anyone inside or outside of the Company without prior approval of the Compliance Officer. Covered Persons are required to cooperate fully with the Compliance Officer and the Company’s management in the course of any lawsuit, legal proceeding, or investigation.

IV.CONFLICTS OF INTEREST

A conflict of interest occurs when an individual's private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when a Covered Person (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when a Covered Person (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company.

Every Covered Person must avoid situations where loyalties may be divided between the Company’s interests and such Covered Person’s own interests. Covered Persons should also seek to avoid the appearance of a conflict of interest. If a Covered Person is considering engaging in a transaction or activity that may present a conflict of interest or the appearance of a conflict of interest, the Covered Person should disclose the matter to the Compliance Officer, so that, if appropriate, the Compliance Officer may disseminate such information and/or obtain written approval before the employee engages in such transaction or activity.

In evaluating whether an actual or contemplated activity may involve a conflict of interest, a Covered Person should consider:

•whether the activity would appear improper to an outsider;
•whether the activity could interfere with the job performance or morale of a Covered Person;
•whether the Covered Person involved in the activity has access to confidential Company information or influence over significant Company resources or decisions;
•the potential impact of the activity on the Company’s business relationships, including relationships with suppliers, competitors, partners, employees and anyone else with whom he or she has contact in the course of performing his or her job; and
•the extent to which the activity could benefit the Covered Person or his or her relatives, directly or indirectly.

A few examples of activities that could involve conflicts of interests include:

•Aiding the Company’s competitors. Aiding the Company’s competitors can include, without limitation, passing confidential Company information to a competitor or accepting payments or other benefits from a competitor.

•Participating in any company that does business with the Company or seeks to do business with the Company. Employment by or service on the board of a supplier or partner is generally discouraged and Covered Persons must seek approval in advance if they plan to have such a relationship.
•Owning a significant financial interest in a competitor or a company that does business with the Company or seeks to do business with the Company. In evaluating such interests for conflicts, both direct and indirect interests that a Covered Person may have should be considered, along with factors such as the following:

the size and nature of the interest;

the nature of the Company’s relationship with the other entity;

whether the Covered Person has access to confidential Company information; and

whether the Covered Person has an ability to influence Company decisions that would affect the other entity.

Any Covered Person who has or wishes to acquire a significant financial interest in a competitor; or in a supplier or partner with which he or she has direct business dealings (or approval responsibilities) must consult with the Compliance Officer. Similarly, any Covered Person who experiences a change of position or seniority that results in direct business dealings with a supplier, competitor or partner in which he or she already has a significant financial interest must consult with the Compliance Officer.

•Having authority on behalf of the Company over a co-worker who is also a family member, or transacting business on behalf of the Company with a family member. Any Covered Person who may be involved in such a situation should consult with his or her supervisor or the Compliance Officer to assess the situation and an appropriate resolution.
•Soliciting or accepting payments, gifts, loans, favors or preferential treatment from any person or entity that does or seeks to do business with the Company. See Section IV.A. for further discussion of the issues involved in this type of conflict.
•Taking personal advantage of corporate opportunities. See Section IV.B. for further discussion of the issues involved in this type of conflict.

Covered Persons must avoid these situations (and others like them), whenever their loyalty to the Company could be compromised. Covered Person who believe they are involved in a potential conflict of interest are expected to discuss it with the Compliance Officer.

Directors should seek to avoid conflicts of interest with their obligations to the Company. To that end, any director who confronts a conflict of interest in connection with a decision to be made by the Board, or otherwise, should take such steps as are necessary to avoid the conflict of interest, including notifying the Chairperson of the Board and Chief Executive Officer (or President, in the Chief Executive Officer’s unavailability) and, if appropriate, recusing himself or herself from discussions by the Board which could be perceived to create such a conflict.

A.Meals, Gifts and Entertainment.

Building strong relationships with suppliers, partners, the medical community, patient communities, vendors, CROs, clinical trial investigators, regulators and collaborators is essential to the Company’s business. Socializing with such parties is an integral part of building those relationships. Interactions with healthcare providers and institutions are heavily regulated and subject to complex disclosure requirements. As a consequence, please clear any exchange of value between the Company and a healthcare provider and institution (e.g., meals, gifts, and the like) with the Compliance Officer. For all other interactions, good judgment should be exercised in providing or accepting business meals and entertainment or inexpensive gifts, so that all such conduct is consistent with customary and prudent business practices.

While individual circumstances differ, the overriding principle concerning gratuities is not to give or accept anything of value that could be perceived as creating an obligation on the part of the recipient (whether a Company employee, a supplier or a partner) to act other than in the best interests of his or her employer or otherwise to taint the objectivity of the individual’s involvement. It is the responsibility of each Covered Person to ensure that providing or accepting a gratuity is appropriate under the circumstances. Covered Persons should not solicit or request any gift and do not give or accept any gift that would affect or influence, or give the appearance of affecting or influencing, the business relationship at hand or his or her judgment in carrying out his or her duties and responsibilities for the Company. Covered Persons may never use personal funds or resources to do something that cannot be done with Company resources, and also are not allowed to lower the value of a gift by absorbing a portion of the cost themselves. In addition, Covered Persons should avoid any actions that create a perception that the Company sought or received favorable treatment from other entities or people in exchange for business courtesies such as gifts, gratuities, meals, refreshments, entertainment or other benefits.

This principle applies to the Company’s transactions everywhere in the world, even if it conflicts with local custom. Under some statutes, such as the United States Foreign Corrupt Practices Act, giving anything of value to a government official to obtain or retain business or favorable treatment is a criminal act subject to prosecution and conviction. For more information, see the Company’s Anti-Corruption Policy.

B.Corporate Opportunities

Covered Persons may not compete with the Company or take personal advantage of business opportunities that the Company might want to pursue without the prior approval of the Compliance Officer or the Board, as appropriate. Covered Persons are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Company assets, property, information or position. Additionally, Covered Persons may not use Company assets, property, information or position for personal gain (including gain of friends or family members) and may not compete with the Company.

Covered Persons who are interested in the use of the Company’s property or information, or in pursuing an opportunity that they discovered through their Company position, should consult with the Compliance Officer to determine an appropriate course of action. Even opportunities that are acquired through independent sources may be questionable if they are related to the Company’s existing or proposed lines of business. Covered Persons owe a duty to the Company to advance its legitimate business interests when opportunities arise, and may not take advantage of any opportunities discovered through their connection with the Company for personal gain, or for the personal gain of a roommate, close friend, relative or significant other, unless the opportunity is disclosed to and pre-approved by the Compliance Officer.

C.Loans to Covered Persons

Loans to Covered Persons or their family members by the Company, or guarantees of their loan obligations, could constitute an improper personal benefit to the recipients of such loans or guarantees. Accordingly, Company loans and guarantees for executive officers and directors are expressly prohibited. Any loans to Covered Persons require the prior approval of the Board.

D.Related-Party Transactions

A related-party transaction includes any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transaction or series of similar transactions, where: (i) the Company or its subsidiary is a party or participant, (ii) the amount involved exceeds or could be expected to exceed $120,000 in aggregate, and (iii) in which any of the following persons had or will have a direct or indirect material interest: any person who is, or was at any time since the beginning of the Company’s last fiscal year, a director, director nominee or an executive officer; any holder of more than five percent of the Company’s common stock; or any member of the immediate family of such persons. The Company will conduct a review of all related-party transactions for potential conflicts of interest situations. Even if a related-party transaction appears to be in the Company’s best interests, Covered Persons must first fully disclose the transaction to the Compliance Officer, and receive approval from the Audit Committee, before engaging in that transaction. If a Covered Person discovers after the fact that the Company has done business with a related person, he or she must promptly report it to the Compliance Officer, who will refer the matter for approval from the Audit Committee. For more information, see the Company’s Related-Party Transactions Policy.

E.Outside Employment

Covered Persons may not engage in any outside employment that would interfere with their job performance or responsibilities. Covered Persons must inform their manager, as well as the Compliance Officer, before taking on any outside employment that might cause a potential conflict.

F.Outside Advisory or Board Service

Covered Persons must obtain approval from the Compliance Officer for certain outside activities that could present an actual or potential conflict of interest with their professional responsibilities at the Company. For example, serving on advisory boards or boards of directors, or being appointed to industry groups, may present actual or potential conflicts. Directors must notify the Compliance Officer either in advance of, or promptly after, accepting a new board directorship. Other Covered Persons must disclose to their manager, in advance, outside activities that may or will impact the Covered Person’s ability to perform the essential functions of their position at the expected level.

G.Personal Relationships

Being in a personal relationship (e.g., dating, living together, etc.) with another Covered Person (regular or temporary/contingent) or applicant can possibly create a conflict of interest if that relationship might affect a Covered Person’s judgment or appear to impact a Covered Person’s judgment. If a Covered Person has questions, the Compliance Officer can help. A personal relationship between a supervisor and an employee who is a direct report to the supervisor, or over whom the supervisor has the ability to influence the terms and conditions of employment, must in all circumstances be disclosed immediately to the Compliance Officer.

H.Investments and Business Interests

If a Covered Person, a relative or a member of such Covered Person’s household (including a roommate) are considering investing in one of the Company’s vendors, suppliers, collaborators, competitors, or other third parties with whom the Company conducts business, he or she must take great care to make sure that the investment does not compromise his or her obligations as a Covered Person. Things to consider in determining whether there is a real or seeming conflict:
•The size and nature of the investment;
•The Covered Person’s ability to influence the Company’s decision;
•The Covered Person’s access to the Company’s confidential information; and
•The nature of the relationship between the Company and the other company.

See also Section IV.D. (Related-Party Transactions) above and the Company’s Related-Party Transaction Policy for additional information.

V.INSIDER TRADING

Every Covered Person is prohibited from using “inside” or material nonpublic information about the Company, or about companies with which it does business, in connection with buying or selling the Company’s or such other companies’ securities, including “tipping” others who might make an investment decision on the basis of this information. It is illegal, and it is a violation of this Code and other Company policies, to tip or to trade on inside information. Covered Persons who have access to inside information are not permitted to use or share that inside information for stock trading purposes or for any other purpose except to conduct Company business.

Covered Persons must exercise the utmost care when in possession of material nonpublic information. The Company’s Insider Trading Policy provides guidance on the sorts of information that might be nonpublic and material for these purposes, and guidelines on when and how Covered Persons may purchase or sell shares of Company stock or other Company securities. The Company strongly encourages all Covered Persons to review the Company’s Insider Trading Policy for additional information.

VI.COMPETITION AND FAIR DEALING

The Company strives to compete vigorously and to gain advantages over its competitors through superior business performance, not through unethical or illegal business practices. Each Covered Person must deal fairly with the Company’s suppliers, competitors, partners, employees and anyone else with whom he or she has contact in the course of performing his or her job. No Covered Person may take unfair advantage of anyone through manipulation, concealment, abuse or privileged information, misrepresentation of facts or any other unfair dealing practice.

A.Policies Specific to Procurement

Covered Persons involved in procurement have a special responsibility to adhere to principles of fair competition in the purchase of products and services by selecting suppliers based exclusively on normal commercial considerations, such as quality, cost, availability, service and reputation, and not on the receipt of special favors.

B.Antitrust Laws

Antitrust laws are designed to protect customers and the competitive process. These laws generally prohibit the Company from establishing:

•price fixing arrangements with competitors;
•arrangements with competitors to share pricing information or other competitive marketing information, or to allocate markets or customers;
•agreements with competitors or customers to boycott particular suppliers, customers or competitors; and
•a monopoly or attempted monopoly through anticompetitive conduct.

Noncompliance with the antitrust laws can have extremely negative consequences for the Company, including long and costly investigations and lawsuits, substantial fines or damages, and adverse publicity. Understanding the requirements of antitrust and unfair competition laws of the jurisdictions where the Company does business can be difficult, so Covered Persons are urged to seek assistance from the Compliance Officer whenever they have a question relating to these laws.

VII.MAINTENANCE OF CORPORATE BOOKS, RECORDS AND ACCOUNTS; FINANCIAL INTEGRITY; PUBLIC REPORTING

The Company strives to maintain complete integrity of its records and public disclosure. The Company’s corporate and business records, including all supporting entries to its books of account, must be completed honestly, accurately and intelligibly. The Company’s records are important to investors and creditors. The Company depends on its books, records and accounts accurately and fairly reflecting, in reasonable detail, its assets, liabilities, revenues, costs and expenses, as well as all transactions and changes in assets and liabilities.

To help ensure the integrity of its records and public disclosure, the Company requires that:

•no entry be made in the Company’s books and records that is intentionally false or misleading;
•transactions be supported by appropriate documentation;

•the terms of commercial transactions be reflected accurately in the documentation for those transactions and all such documentation be reflected accurately in the Company’s books and records;
•Covered Persons comply with the Company’s system of internal controls and be held accountable for their entries;
•any off-balance sheet arrangements of the Company be clearly and appropriately disclosed;
•no cash or other assets be maintained for any purpose in any unrecorded or “off-the- books” fund;
•assets and liabilities of the Company shall be recognized and stated in accordance with the Company’s standard practices and generally accepted accounting principles in the U.S. (“GAAP”); and
•records be retained or destroyed according to the Company’s records retention policy, if applicable.

The Company’s disclosure controls and procedures are designed to help ensure that the Company’s public disclosures are full, fair and accurate, that they fairly present its financial condition and results of operations, and that they are timely and understandable. Covered Persons who collect, provide or analyze information for or otherwise contribute in any way to preparing or verifying these reports should adhere to all disclosure controls and procedures and generally assist the Company in producing financial disclosures that contain all of the information about the Company that is required by law and would be important to enable investors to understand the Company’s business and its attendant risks. In particular:

•no Covered Person may take or authorize any action that would cause the Company’s financial records or financial disclosures to fail to comply with GAAP, the rules and regulations of the Securities and Exchange Commission or other applicable laws, rules and regulations;
•all Covered Persons must cooperate fully with the Company’s finance department, as well as the Company’s independent public accountants and counsel, respond to their questions with candor and provide them with complete and accurate information to help ensure that the Company’s books and records, as well as its reports filed with the Securities and Exchange Commission, are accurate and complete; and
•no Covered Person shall knowingly make (or cause or encourage any other person to make) any false or misleading statement in any of the Company’s reports filed with the Securities and Exchange Commission or any third party or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of such reports accurate in all material respects.

If any Covered Person becomes aware that the Company’s public disclosures are not full, fair and accurate, or if any Covered Person becomes aware of a transaction or development that he or she believes may require disclosure, he or she should report the matter immediately to the Compliance Officer.

Business Expenses

Covered Persons are expected to incur business expenses wisely. When Covered Persons submit an expense for reimbursement or spend money on the Company’s behalf, they must make sure that the cost is reasonable, directly related to its business, supported by appropriate documentation and in compliance with its policies. Always submit expense reports in a timely manner, record the business purpose and relevant details, and comply with all submission requirements. If a Covered Person is uncertain about whether he or she should spend money or submit an expense for reimbursement, he or she should check with his or her manager. Managers are responsible for all money spent and expenses incurred by their direct reports and should carefully review such expenses and supporting receipts before approving.

VIII.POLITICAL CONTRIBUTIONS AND GIFTS

The Company reserves the right to communicate its position on important issues to elected representatives and other government officials. It is the Company’s policy to comply fully with all local, state, federal, foreign and other applicable laws, rules and regulations regarding political contributions. For more information, see the Company’s Anti-Corruption Policy.

IX.CONFIDENTIALITY

Confidential information includes all non-public information (regardless of its source) that might be of use to competitors, or harmful to the Company, its suppliers or its partners, if disclosed, including any proprietary information shared with the Company by its suppliers and partners, or information that has been acquired by a Covered Person during the course of working for a former employer. Covered Persons have an equal obligation to protect against the unauthorized disclosure or misuse of such third party confidential information. Anyone who has had access to confidential Company information must keep it confidential at all times, both while working for the Company and after employment ends.

A.Sharing Information with Third Parties

Covered Persons must not share the Company’s confidential information, or any confidential information of a supplier or partner with anyone who has not been authorized to receive it, except when disclosure is authorized or legally mandated. A Covered Person’s unauthorized use or distribution of this information is extremely serious; it would violate the confidentiality agreement he or she entered into with the Company and could be illegal, resulting in civil liability or criminal penalties.

Covered Persons should never attempt to obtain a competitor’s confidential information improperly. This includes asking another person to disclose confidential information they received while working at another company. If a Covered Person obtains another company’s confidential information accidentally or from an unknown source, it may be unethical or even illegal to use the information, and such Covered Person should immediately contact the Compliance Officer to determine how to proceed.

If a Covered Person needs to disclose confidential information belonging to the Company, he or she first must ask the Compliance Officer to work with the other party to sign an approved non-disclosure agreement (“NDA”). If a third party has disclosed confidential information to a Covered Person or the Company under an NDA, the Company must comply with the terms of the NDA and limit the use of the confidential information to the specific purpose for which it was intended.

B.Precautions

Covered Persons must take precautions to prevent unauthorized disclosure of confidential information. Accordingly, Covered Persons should also take steps to ensure that business-related paperwork and documents are produced, copied, faxed, filed, stored and discarded by means designed to minimize the risk that unauthorized persons might obtain access to confidential information. Covered Persons should not discuss sensitive matters or confidential information in public places, and they should avoid discussing confidential information on cellular phones to the extent practicable. Covered Persons may not discuss the Company’s business in any Internet “chat room,” blog, social media site or other online forum, regardless of whether they use their own name or a pseudonym, or otherwise post the Company’s information on the Internet. When accessing Company emails and voicemails from personal computers and mobile devices, Covered Persons should take steps to ensure that third parties are unable to access or hear information regarding the Company. All Company emails, voicemails and other communications are presumed confidential and should not be forwarded or otherwise disseminated outside of the Company, except where required for legitimate business purposes.

Covered Persons are required to observe the provisions of any other specific policy regarding privacy and confidential information that the Company may adopt from time to time.

C.Privacy

Covered Persons are required to observe the provisions of any other specific policy regarding data protection, privacy and confidential information that the Company may adopt from time to time, as well as any applicable laws relating to data protection and privacy. If a Covered Person becomes aware of any instance of inappropriate handling of information or data or any security breach, the Covered Person should report it immediately.
Many countries are enacting or strengthening privacy laws that govern the use of personal information and are holding violators accountable. In addition, disclosing confidential medical information is strictly prohibited by law in most countries. During the regular course of business, Covered Persons may need to view a person’s medical records or other personal medical information. Covered Persons are strictly prohibited from disclosing this information other than in the narrowest way required to perform their job responsibilities.

The Company is accountable for protecting personal information and for processing it only within the boundaries of applicable law. Covered Persons must help protect the privacy of personal information, including personal health information, by following these principles:
•Comply with applicable laws and regulations of the jurisdictions in which personal information is collected and used;
•Collect and use the minimum amount of personal information necessary to achieve legitimate business purposes and keep the information only as long as necessary to achieve those purposes;
•Share personal information only with individuals who have a legitimate need for it and will protect it properly; and
•Follow the Company’s guidelines for handling and destroying personal information.

X.PROTECTION AND PROPER USE OF COMPANY ASSETS

All Covered Persons are expected to protect the Company’s assets and ensure their efficient use for legitimate business purposes. Theft, carelessness and waste have a direct impact on the Company’s profitability. The Company’s property, such as computer equipment, buildings, furniture and furnishings, office supplies and products and inventories, should be used only for activities related to employment, although incidental personal use is permitted.
Covered Persons should bear in mind that the Company retains the right to access, review, monitor and disclose any information transmitted, received or stored using the Company’s electronic equipment, with or without a Covered Person’s or third party’s knowledge, consent or approval.
Covered Persons must immediately report any misuse or suspected misuse of the Company’s assets to their supervisor or the Compliance Officer.
Access to Company Offices
Each Company office has policies to ensure the security and confidentiality of communications, protect the Company’s assets from theft, misuse or destruction and keep Covered Persons and any guests safe. All Covered Persons are responsible for complying with these policies and with all related systems.
Computers and Other Equipment
Covered Persons must care for any equipment provided by the Company (such as a Covered Person’s laptop computer) and use it responsibly for business purposes. Covered Persons may make limited personal use of the Company’s equipment, provided such use does not interfere with its business or violate any law or Company policy. If Covered Persons use any Company equipment at a location outside of Company offices, they need to take precautions to protect the equipment from loss, theft or damage. All Company equipment must be fully accessible to the Company and remains the Company’s property, even while in a Covered Person’s possession. Covered Persons have no right to privacy in the Company’s personal equipment (including laptop computers provided to such Covered Person) or to any personal information stored on that equipment. Covered Persons may not use their own equipment for Company work without advance permission from their manager or the head of Information Technology and then and only in compliance with all policies relating to the use of such equipment.
Software and Content
All software that Covered Persons use in their work for the Company must be appropriately licensed and approved. Any non-licensed software should be removed. It is against the Company’s policy to make, use or share illegal or unauthorized copies of software or other copyrighted material.
Protecting Information and Intellectual Property (IP)
The innovations that Covered Persons create every day are vital to the Company’s success. The Company expects Covered Persons to understand the value of these innovations and to take appropriate steps to protect them. This means disclosing to the Company all inventions and other IP created or improved as part of a Covered Person’s work for the Company, assisting with the preparation and prosecution of patent applications, protecting confidential information and avoiding the improper use of third-party confidential information or IP.
Requests by Regulatory Authorities
Stewardship of the data the Company receive from other parties, including suppliers, vendors, collaborators and competitors, is a responsibility the Company embraces. All government requests for Company information, documents or interviews of Covered Persons should be referred immediately to the Compliance Officer. This does not prevent a Covered Person from providing information to a government or law enforcement agency if a Covered Person reasonably believe that the information discloses a legal violation by the Company or its agents.

XI.MEDIA CONTACTS AND PUBLIC COMMUNICATIONS

It is the Company’s policy to disclose material information concerning the Company to the public only in accordance with its communications and disclosure guidelines and policies, in order to avoid inappropriate publicity and to ensure that all such information is communicated in a way that is reasonably designed to provide broad, non-exclusionary distribution of information to the public. For more information, see the Company’s Corporate Communications Policy.

A.    Public Statements

In general, only people who have been specifically authorized may speak on behalf of the Company without prior approval. Occasionally, Covered Persons may be contacted by outside sources requesting information about Company matters, including the Company’s products, product candidates and financial information or information regarding current or former Company representatives. All of this is confidential and may not be disclosed to outsiders. To avoid disclosing anything confidential, proprietary, incomplete, or inaccurate, Covered Persons must decline to comment and immediately contact the Compliance Officer or head of public relations/investor relations.

B.     Social Media and the Internet
Covered Persons should not discuss any of the Company’s nonpublic information (including stock, product candidate, trial status or financial information) online without permission. For more information, contact the Compliance Officer or head of public relations/investor relations, and also review the Company’s Social Media Policy for more details.

XII.CONDUCT OF SENIOR FINANCIAL PERSONNEL

The Company’s Finance Department has a special responsibility to promote integrity throughout the organization, with responsibilities to stakeholders both inside and outside of the Company. As such, the Chief Executive Officer and senior finance department personnel must adhere to the following ethical principles and accept the obligation to foster a culture throughout the Company as a whole that ensures the accurate and timely reporting of the Company’s financial results and condition.

Because of this special role, the Company requires that the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and its Controller (if any) and any other persons performing similar functions (“Senior Financial Employees”):

•Act with honesty and integrity and use due care and diligence in performing his or her responsibilities to the Company.

•Avoid situations that represent actual or apparent conflicts of interest with his or her responsibilities to the Company, and disclose promptly to the Audit Committee, any transaction or personal or professional relationship that reasonably could be expected to give rise to such an actual or apparent conflict. Without limiting the foregoing, and for the sake of avoiding an implication of impropriety, Senior Financial Employees shall not:

•accept any material gift or other gratuitous benefit from a supplier or vendor of products or services, including professional services, to the Company (this prohibition is not intended to preclude ordinary course entertainment or similar social events);
•except with the approval of the disinterested members of the Board, directly invest in any privately-held company that is a partner or supplier of the Company where the Senior Financial Employee, either directly or through people in his or her chain of command, has responsibility or ability to affect or implement the Company’s relationship with the other company; or

•maintain more than a passive investment of greater that 1% of the outstanding shares of a public company that is a supplier or partner of the Company.

•Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable, including information for inclusion in the Company’s submissions to governmental agencies or in public statements.

•Comply with applicable laws, rules, and regulations of federal, state and local governments, and of any applicable public or private regulatory and listing authorities.

•Achieve responsible use of and control over all assets and resources entrusted to each Senior Financial Employee.

XIII.COMPLIANCE STANDARDS AND PROCEDURES

A.Compliance Resources

The Company has an obligation to promote ethical behavior. Every Covered Person is encouraged to talk to his or her supervisor, managers and other appropriate personnel when in doubt about the application of any provision of this Code.

In addition to fielding questions with respect to interpretation or potential violations of this Code, the Compliance Officer is responsible for:

•investigating possible violations of this Code;
•reviewing this Code with new Covered Persons;
•conducting periodic training sessions to refresh Covered Persons’ familiarity with this Code; and
•otherwise promoting an atmosphere of responsible and ethical conduct.

The most immediate resource available to Company employees for matters related to this Code is their supervisor. The supervisor may have the information requested or may be able to refer the question to another appropriate source. There may, however, be times when employees prefer not to go to their supervisor. In these instances, employees should feel free to discuss their concerns with the Compliance Officer. If an employee is uncomfortable speaking with the Compliance Officer because he or she works in that employee’s department or is one of his or her supervisors, the employee may contact the Chairperson of the Audit Committee of the Board.

B.Clarifying Questions and Concerns; Reporting Possible Violations

(a)Reporting

If a Covered Person becomes aware of or suspects that unethical or illegal conduct has occurred or is about to occur, the Covered Person should discuss the matter promptly with his or her supervisor or the Compliance Officer, as discussed in Section XIII.A. above. Even the appearance of impropriety could be very damaging to the Company. Covered Persons that are aware of a suspected or actual violation of Code standards by others have a responsibility to report it.

All information regarding suspected ethical violations or unlawful activity will be received on a confidential basis. While complete confidentiality cannot be guaranteed, confidentiality will be maintained to the extent possible in conducting internal investigations and, where action is warranted, in carrying out disciplinary measures. Covered Persons are assured that they may report unethical conduct without fear of retribution. The Company will not tolerate adverse actions being taken against a Covered Person for reporting violations of law or the Company’s policies, or for participating in internal investigations. See the Company’s Whistleblower and Complaint Policy.

(b)Compliance Officer Investigation

Supervisors must promptly report any complaints or observations of Code violations to the Compliance Officer. The Compliance Officer, or designee, will investigate all reported possible Code violations promptly and with the highest degree of confidentiality that is possible under the specific circumstances. Covered Person cooperation in the investigation will be expected. As needed, the Compliance Officer will consult with outside legal counsel, the human resources department, the Audit Committee and the full Board, if necessary.

(c)Response to Violations

If the investigation indicates that a violation of this Code may have occurred, the Company will take such action as it deems appropriate under the circumstances. If the Company determines that a Covered Person is responsible for a Code violation, he or she will be subject to disciplinary action up to, and including, termination of employment (as applicable) and, in appropriate cases, civil action or referral for criminal prosecution. Appropriate action may also be taken to deter any future Code violations.

C.Identification of Responsible Parties; Anonymous Reporting Procedures

Covered Persons are responsible for promptly reporting any issue or concern that they believe in good faith may constitute a violation of this Code or any other Company policy. Covered Persons who wish to anonymously submit a concern or complaint regarding a possible violation of this Code should follow the procedures outlined in the Company’s Whistleblower and Complaint Policy.

D.Creating a Respectful Environment

The Company has zero tolerance for any type of discrimination or harassment. Period. If a Covered Person believes there has been a violation of this policy, they should immediately report the situation to the Company’s Head of Human Resources so that an immediate investigation can be conducted. The Company expects everyone to treat each other with respect and dignity. Everyone is entitled to a work environment that is free of unlawful discrimination and harassment.

(a)Equal Opportunity Employer

The Company is an equal opportunity employer. It does not unlawfully discriminate in employment opportunities or practices on the basis of any protected characteristic, including gender, race, color, religion, age, citizenship, sexual orientation, gender identity, gender expression, transgender status, genetics, marital or veteran status, pregnancy, national origin, ancestry, physical or mental disability or condition, or any other protected class under applicable federal, state, or local laws. The Company also prohibits unlawful discrimination based on the perception that anyone has any such characteristics, or is associated with a person who has or is perceived as having any of those characteristics.

The Company will promptly address reports of discrimination or harassment. If a Covered Person believes that he or she has observed or been subjected to discrimination or harassment in violation of the Company’s policies, he or she should immediately contact his or her manager, the Compliance Officer, or any manager with whom he or she feels comfortable. If the Covered Person concludes that he or she can only report these violations anonymously, he or she should follow the procedures in the Whistleblower Policy. The Company will not retaliate against any Covered Person for bringing a complaint in good faith or participating in any investigation in good faith and will not tolerate retaliation by others. Covered Persons should report any concerns about retaliation immediately. See “No Retaliation” below.

(b)Harassment

The Company is committed to maintaining a respectful workplace, which includes a working environment that is free from unlawful harassment. This policy applies to all work-related settings and activities, whether inside or outside the workplace, and includes business trips and business-related social events. If a Covered Person believes that there has been a violation of these policies, he or she must report the possible violation to the Company’s Head of Human Resources.

(c)Safety and Security

The Company expects Covered Persons to treat others fairly and with respect, and to be professional at all times. The Company promotes and provides a work environment free of violence, and is committed to the safety and security of its employees and property. The Company will not tolerate threats of violence, acts of aggression, intimidation or hostility. Covered Persons may not possess firearms, other weapons, explosive devices or dangerous substances or materials in the workplace. Any potentially dangerous situation must be reported immediately to the Compliance Officer.
(d)Cooperating with Investigations

The Company will conduct investigations of all alleged or actual violations of its policies, procedures and laws, rules and regulations. All persons subject to this Code are required to cooperate with any Company investigation.
XIV.WAIVERS

Each of the Board (in the case of a violation by a director or an executive officer) and the Compliance Officer (in the case of a violation by any other person) may, in its discretion, waive any violation of this Code. Any waiver for a director or an executive officer will be disclosed as required by applicable laws, rules and regulations.

XV.NO RIGHTS CREATED

This Code is a statement of fundamental principles, policies and procedures that govern the Company’s employees, officers and directors in the conduct of the Company’s business. It is not intended to and does not create any legal rights for any supplier, partner, competitor, stockholder or any other person or entity.

XVI.NO RETALIATION
The Company will not tolerate retaliation against any person raising a concern or participating in any investigation in good faith. See the Company’s Anti-Relation Policy for additional information.

XVII.ADMINISTRATION, MODIFICATION AND AMENDMENT

The Company’s Audit Committee, together with the Nominating and Corporate Governance Committee, is responsible for overseeing the establishment of procedures for the prompt internal reporting of violations of this Code. This Code shall be reviewed periodically by the Board, the Audit Committee and the Nominating and Corporate Governance Committee and shall be updated as deemed appropriate or necessary by the Board, Audit Committee or the Nominating and Corporate Governance Committee.